Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

September 30, 2008

Dear Shareholders, Customers and Employees,

As you are all aware, the financial markets have experienced a considerable amount of distress over these past months.  The impact of the situation is extensive and even the healthiest of companies are experiencing the adverse effects.  Despite this increasingly challenging environment, I am pleased to report that your company increased its third quarter and year-to-date net income by 20.5% and 13.5%, respectively.

This increase in net income was accomplished primarily as the result of increases in both net interest income after an increased provision for loan losses and non-interest income, as well as management’s ongoing commitment to controlling non-interest expenses.  Net interest income was improved by the Company’s growth in loan and deposit balances, while maintaining a 3.65% net interest margin for the first nine months of 2008. Although 2008 year-to-date non-interest expenses increased 4.2 percent compared with 2007, the Company’s income sources increased at a higher rate.  This is reflected in the Company’s improved year-to-date efficiency ratio from 66.35% in 2007 to 61.60% in 2008.

Since it is currently expected that the market disruption will continue through 2008 and beyond, management expects to be confronted with various challenges throughout this period.  Management has and will continue to operate using prudent banking principles and will work hard to add shareholder value.   We appreciate the continued confidence that you have placed in your management and company.

Respectfully,

Daniel W. Schutt

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Nine months ended Sept. 30, 2008	Nine months ended Sept. 30, 2007
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$26,533	$25,936
Interest expense	12,039	13,066
Net interest income	14,494	12,870
Provision for loan losses	1,245	400
Net interest income after provision for loan losses	13,249	12,470
Non-interest income	2,620	2,312
Non-interest expenses	10,992	10,547
Income before income taxes	4,877	4,235
Provision for income taxes	1,056	868
Net income	$ 3,821	$ 3,367

Average common shares outstanding	3,449,508	3,535,681

PER COMMON SHARE
Net income	$1.11	$0.95
Cash dividends	$0.45	$0.42
Book value	$14.48	$13.57
Closing price	$10.32	$14.89

FINANCIAL RATIOS
Return on average assets	0.86%	0.81%
Return on average equity	10.27%	9.57%
Net interest margin	3.65%	3.59%
Efficiency ratio	61.60%	66.35%
Loans to deposits	89.09%	88.70%
Allowance for loan losses to loans	0.71%	0.59%
Cash dividends to net income	40.53%	43.95%

PERIOD END BALANCES
	As of Sept. 30, 2008	As of Dec. 31, 2007
Assets	$619,814	$547,975
Loans (including available-for-sale)	$407,155	$359,560
Deposits	$456,994	$393,203
Shareholders' equity	$49,838	$48,819

Common shares outstanding	3,441,663	3,489,405

DIRECTORS/OFFICERS

UNITED BANCSHARES, INC.

Robert L. Benroth

David P. Roach

H. Edward Rigel

R. Steven Unverferth

James N. Reynolds - Chairman

Robert L. Dillhoff - Vice-Chairman

Daniel W. Schutt - President/CEO

Heather M. Oatman - Secretary

Brian D. Young - CFO/Executive V.P./Treasurer

DIRECTORS

THE UNION BANK CO.

Robert L. Benroth

James N. Reynolds

Robert L. Dillhoff

H. Edward Rigel

Herbert H. Huffman

David P. Roach

Kevin L. Lammon

Robert M. Schulte, Sr.

William R. Perry

R. Steven Unverferth

Daniel W. Schutt - President/CEO/Chairman

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about The Union Bank Company are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, Ohio 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

215 W. Market St.

Lima, OH 45801

419-228-2114

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211